Exhibit 10.42

Summary of MeadWestvaco Corporation 2012 Annual Incentive Plan under 2005

Performance Incentive Plan, as amended

Under the MeadWestvaco Corporation Annual Incentive Plan (the “Plan”), which is a part of the 2005 Performance Incentive Plan, the Compensation and Organization Development Committee (the “Committee”) of the Board of Directors annually awards each executive an annual incentive award that is payable in cash. The size of each executive officer’s annual award is determined by application of his or her annual incentive target expressed as a percentage of base salary, which the Committee examines annually to confirm that the target is reasonable when viewed against external competitive market data, peer group and general industry trends.

For 2012, the Committee established a performance-based incentive pool for certain executive officers equal to a designated percentage of actual earnings before interest and tax (“EBIT”) achieved. EBIT is defined as full year net sales less the cost of goods sold and selling, general and administrative expenses, excluding interest income and expense, corporate income taxes, extraordinary items, discontinued operations, restructuring charges and certain one-time costs and the cumulative effect of accounting changes.

Funding of the performance-based incentive pool under this formula permits the Committee to pay annual cash incentives to all executive officers based on the attainment of additional key financial and/or operational metrics. These additional objectives for executive officers are also set by the Committee, and generally include such goals as (i) enterprise economic profit (“EP”), defined as EBIT less the company’s weighted average cost of capital applied to total capital employed, (net debt plus total equity) subject to certain adjustments, (ii) revenue growth and (iii) productivity. For each of these performance objectives, the Committee sets performance driven threshold, target and stretch payout levels reflecting a suggested payout curve ranging from 50% of the target incentive to 200% of the target incentive. Annual incentives are subject to an individual maximum payout in accordance with the terms of the Plan. The Committee may adjust award values to reflect progress made towards target performance levels for EP, revenue growth and productivity goals, provided no awards are payable in the event the threshold for EBIT (which funds the incentive pool) is not achieved.

Annual incentive awards are subject to the company’s Recoupment Policy.